UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Lash, Steven M.
   P.O. Box 1070
   1400 Shelburne Road

   Burlington, VT 05402-1070
2. Issuer Name and Ticker or Trading Symbol
   IDX Systems Corporation (IDXC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   05/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  05/18/98    A    V   241.00        A                              D  Direct
Common Stock                                  05/20/98    M        2,000.00      A                              D  Direct
Common Stock                                  05/20/98    S        2,000.00      D  $42.3750     541.00         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Director Stock Option-Common   $18.0000        05/20/98       M                          2,000.00         11/16/96     11/16/05
Stock (right to buy)
Director Stock Option-Common   $33.3750                                                                   05/20/98     05/19/07
Stock (right to buy)
Director Stock Option-Common   $36.7500                                                                   05/06/97     05/06/06
Stock (right to buy)
Director Stock Option-Common   $41.4375        05/18/98       A     V   1,448.00                          05/19/99     05/18/08
Stock (right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Director Stock Option-Common   05/20/98  Common Stock                   2,000.00                  0.00          D   Direct
Stock (right to buy)
Director Stock Option-Common             Common Stock                   1,798.00                  1,798.00      D   Direct
Stock (right to buy)
Director Stock Option-Common             Common Stock                   2,000.00                  2,000.00      D   Direct
Stock (right to buy)
Director Stock Option-Common   05/18/98  Common Stock                   1,448.00                  1,448.00      D   Direct
Stock (right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Robert W. Baker, Jr., Attorney-In-Fact
    For: Steven M. Lash
DATE